Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Rex Energy Corporation. We hereby further consent to the use in such Annual Report of information contained in our report setting forth the estimates of revenues from the oil and gas reserves of Rex Energy Corporation as of December 31, 2007.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ DANNY D. SIMMONS
Danny D. Simmons, P.E. Executive Vice President

Houston, Texas

March 31, 2008